Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-284723 on Form S-3 of our report dated April 1, 2024 except for footnote 4, related to discontinued operations for the date which is January 3, 2025, of Eastside Distilling, Inc, relating to the financial statements of Beeline Holdings, Inc. (formerly known as Eastside Distilling, Inc) for the year ended December 31, 2023, which appear in this Annual Report on Form 10-K of Beeline Holdings, Inc. (formerly known as Eastside Distilling, Inc) for the year ended December 31, 2024.

/s/ M&K CPAS, PLLC
www.mkacpas.com
The Woodlands, Texas

April 15, 2025